Exhibit 99.1

Company Contact:

Rick Neely

Chief Financial Officer

408-321-6756

Tessera Technologies Board Issues Open Letter to Starboard Value

San Jose, Calif.,- March 4, 2013 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) today delivered the following open letter to Starboard Value LP (“Starboard”) from the Company’s Board of Directors:

Dear Mr. Feld:

We have clearly expressed our hope that we could avoid a wasteful proxy contest. Indeed, we welcome an honest and forthright discussion about the business case for or against the various alternatives that are before us, and remain open to a reasonable solution that balances Starboard’s rights as a 7% stockholder with the other 93% of the Company’s stockholders, including those that typically have a longer-term investment horizon than Starboard’s. But in your private letter dated February 28, 2013, and your public letter on March 1, 2013, you have crossed the line between a business discussion and personal attacks, between a disagreement on the merits and a campaign based on distortions.

Tessera’s Board Rejects Starboard’s “Private” Attempt at Blackmail

The February 28 letter stated that, if the Board did not consent to Starboard’s proposals, Starboard would “proceed with an election contest to replace a majority of the Board” and, among other steps, to “take appropriate actions” regarding “alleged activities” of the Company’s chief executive officer Robert A. Young.

You provided zero factual basis for the letter’s allegation of “possible improper conduct” by the CEO involving “an inappropriate relationship with a female employee of the Company,” accompanied by your demand that the Board conduct a “prompt and formal investigation.” When Company counsel followed up by asking for further information about this vague allegation, you had your counsel, Mr. Steve Wolosky, state that Starboard would provide no details whatsoever, and had no obligation to provide any information on the matter.

Is it responsible to cry “fire” and then refuse to tell the firemen where the fire is? Of course not. Starboard’s “private” letter was a transparent attempt to force the Board to fire Dr. Young or else face the publication of that letter and its allegations. But neither the Board nor Dr. Young is prepared to be blackmailed into a course of action by Starboard that is not in the best interests of stockholders of the Company by threats of publishing unfounded and scurrilous accusations. The Board asks that you promptly either provide details that would enable us to follow up via our established processes or else withdraw the allegations.

In the meantime please note that the Board unanimously stands behind our CEO Dr. Young.

Starboard’s Unreasonable Demands

While holding roughly 7% of the Company’s shares outstanding, you demand the removal of the CEO and Board Chairman, as well as a majority of board seats – essentially demanding the same control a majority owner would have, but without paying a control premium. Specifically, the private letter demands

•	the Company immediately appoint at least five of your nominees to the Board;

•	that a “direct representative” of Starboard be among the new Board members (at the February 27, 2013 meeting with two of our independent Directors you stated that you would be that representative);

•	two incumbent directors resign immediately, including the Chairman of the Board, Robert Boehlke;

•	a new independent Chairman of the Board be elected by the new Board to succeed Mr. Boehlke; and

•	Dr. Young resign as the Company’s chief executive officer and as a member of the Board following the completion of a search for his successor.

Significantly, and in stark contrast to your private letter, your public letter omits your demands for the resignation of our Chairman, the resignation of our CEO, and the resignations of two additional board members.

During the meeting with Starboard on February 27, 2013, the Board’s independent directors reiterated the Company’s desire to avoid a wasteful proxy contest. They again asked to interview four of Starboard’s seven nominees: Tudor Brown, George Cwynar, George Riedel, and Don Stout. The directors said, and we reiterate today, that the Board’s Nominating Committee remains open to adding two candidates from Starboard’s slate that meet the Company’s criteria, including independence and business acumen. Importantly, a board composed in this manner would have a majority of its members appointed since August 2011. You rebuffed these requests – making it very clear that you have no intention to “avoid an election contest,” as claimed elsewhere.

Starboard’s Conflict of Interest

As you know, we remain concerned that the appointment of Starboard executives to our Board will present a conflict of interest. Starboard is involved with other competing intellectual property businesses, including Unwired Planet, Inc., which you chair, and which has interests that may compete with the Company’s strategic plans for its Intellectual Property business. Because you are saddled with these conflicts, your proposal to appoint yourself to the Tessera Board runs afoul of both corporate “best practices” and ISS policies.

No Business Plan from Starboard

In your two letters and during our meeting, you failed to identify credible plans for the operations of the business, or a replacement CEO, or for creation of value. Although you have promised to provide plans following the filing of your proxy materials, so far, your communications have consisted of demands, accusations and distortions. As we are sure you recognize, it is important for the stockholders who own the other 93% of the Company’s shares to understand your plans for the Company, given your stated desire to take over a majority of the board.

Response to Public Letter of March 1, 2013

The Company continues to take significant and strong actions to increase long term stockholder value.

•	We have announced significant cost reduction initiatives in November 2012 and February 2013.

•

Our DigitialOptics business continues to have a unique opportunity to enter a market already measured in billions of units with superior industry-changing technology. Continued, measured investment in pursuit of this opportunity is highly appropriate.

•

Our Intellectual Property business continues to perform well, as reflected in the recent signing of two eight-year licenses by SK hynix Inc. and the Amkor arbitration award announced in February 2013, which we estimate will result in revenue in excess of $130 million in due course.

•	Our investments in R&D compare very favorably to similarly successful technology-based patent monetization companies, and are necessary to maintain long term running royalty revenues.

•	In addition, aggressive litigation spending is a critical component of the Company’s “strong patent position.”

•	We implemented a quarterly dividend for the first time in the company’s history in March 2012, and continually evaluate other ways to return stockholder capital.

Increasing the Strength of the Board

We firmly believe that the judgment of an independent and highly qualified Board will be crucial to the Company’s success, particularly in the coming year as we evaluate the investments in and opportunities of its DigitalOptics and Intellectual Property businesses. We believe the Company and its stockholders will be best served by directors that can exercise independent judgment as they represent stockholders’ diverse interests. To that end, we have appointed three independent directors since August 2011, and we are actively seeking new independent directors, which would result in a majority of the Board having “fresh eyes.”

The Board is currently evaluating potential candidates, and reiterates that it would like to include Starboard’s nominees in that process. We are committed to ensuring that all members of the Board possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, and that they possess independence and specific technological and management expertise in the Company’s areas of operations.

Summary

It is unfortunate that Starboard has chosen to overreach in this situation, but in doing so it has shown its true colors. Starboard

•	complains that changes in Tessera management and board membership have led to chaos, but demands rapid and thoroughgoing changes in both, without identifying a business plan or leader,

•	seeks majority control while holding a 7% ownership stake, and

•	threatens reputations while refusing to back up its allegations of personal misconduct.

We believe these tactics reveal an unsound approach to operating a public company, a self-serving plan for overrepresentation, and questionable judgment in general.

The Board of Directors, Tessera Technologies, Inc.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to future revenues, including from the Amkor arbitration award, levels of research, development and other related costs and expenditures, the outcome or effects of and expenses related to litigation and administrative proceedings related to the Company’s patents, and the Company’s business opportunities, market acceptance of its products and industry-changing technologies. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation (“DOC”) of its recently acquired camera module manufacturing facility in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; failure by DOC to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Additional Information and Where to Find It

Tessera Technologies, Inc. (the “Company”), its directors and certain executive officers and employees may become participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting (the “2013 Proxy Statement”).

Robert J. Boehlke, Richard S. Hill, David C. Nagel, Timothy J. Stultz, Anthony J. Tether, and Robert A. Young, all of whom are members of the Company’s Board of Directors, and C. Richard Neely, Jr., Executive Vice President and Chief Financial Officer, Bernard J. Cassidy, Executive Vice President, General Counsel and Secretary and Moriah C. Shilton, Senior Director, Investor Relations, may become participants in the Company’s solicitation. Information regarding the Company’s directors’ and executive officers’ respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2012 annual meeting of stockholders. No other participants own in excess of 1% of the Company’s common stock. Additional information regarding the interests of such participants will be included in the 2013 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2013 Proxy Statement with the SEC, the Company will mail the definitive 2013 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY

AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2013 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://ir.tessera.com/sec.cfm) or by writing to the Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, California 95134.

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